Exhibit 99.1

Cynthia A. Demers — Corporate and Government Affairs (480) 754 -4090

Stephen D. Blum — Investor Relations (480) 754-5040

The Dial Corporation Announces New Senior Vice President

Scottsdale, Ariz., July 28, 2003 — The Dial Corporation (NYSE: DL) today announced the appointment of Elizabeth M. Harvey as Senior Vice President & General Manager, with responsibility for Dial’s Air Fresheners business.

Harvey, 41, joins Dial from Procter & Gamble, where she served most recently as Marketing Director — Global Antiperspirants/Deodorants. Harvey began her career at P&G in their Food Products Manufacturing organization, progressing through marketing roles in P&G’s Health Care Division, and then assuming responsibility as Marketing Director in Global Health Care New Business Development.

“Liz brings a wealth of consumer products experience to her role, and her knowledge will be a tremendous asset to Dial as we focus on building our core businesses,” said Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer. “We are very pleased she will be joining the Company.”

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     Harvey holds both a Master of Business Administration degree and a Bachelor of Science — Electrical Engineering degree from the University of Dayton.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation,visit the Company’s Web site at www.dialcorp.com.

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